Exhibit 10.11

34 Third Avenue • Burlington, MA 01803 • Phone: 781.221.0053 • Fax: 781.272.5290 • www.infraredx.com

March 3, 2010

Grant H. Frazier

Dear Grant:

It is my pleasure to offer you the position of Vice President of Marketing. The InfraReDx Team is very impressed with your background and accomplishments and we feel that you will make significant contributions to the company’s future. From meeting you, we are confident that it will be enjoyable to work together. On behalf of InfraReDx (the “Company”), the following are the terms of your offer of employment:

You will be employed to serve on a full-time basis effective March 12, 2010. It is expected that you will work primarily out of the Burlington office but may telecommute from San Diego one week per month or as otherwise agreed upon. A copy of the job description is attached as Exhibit A. You will report to Steven Nakashige, President and Chief Operating Officer. You will be responsible for such other duties as may from time to time be assigned to you by the Company.

1. Compensation. Your initial bi-weekly salary will be $7,692.31 ($200,000 annualized), and will increase to $8,076.93 ($210,000 annualized) upon relocation to the Boston area. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will also be eligible for an annual bonus, determined by the company and approved by the Board of Directors.

2. Stock Options. Subject to approval of the Company’s Board of Directors (the “Board”), you will be granted 425,000 incentive stock options in accordance with the company’s Stock Option Agreement and Stock Option Plan which will include, among other things, the vesting schedule.

3. Vacation. You will be eligible to accrue up to a maximum of twenty (20) days of paid vacation time per year, subject to the terms and conditions of the Company’s vacation pay policy.

4. Relocation: To assist in relocating you and your family to the Boston area, the company will reimburse you up to $125,000 for relocation related expenses. This shall include up to four (4) months of temporary housing, rental car, meals away from home, travel between Boston and San Diego, moving services, and closing costs on the sale of your home, including a single gross up for estimated taxes. It is anticipated that you will relocate to the Boston area by September 1, 2010. If you choose to resign from InfraReDx or are terminated for cause (as defined below in Section 5C), within one year, you will be responsible for repayment of the expenses InfraReDx incurred for this relocation.

5. Termination Payments. Upon relocation to the Boston area and subject to Board approval, you will be eligible to receive severance pay and benefits under certain circumstances, proposed as follows:

A. Separation Pay and Benefits. In the event that your employment is terminated by the Company without “Cause” (as defined below), then, subject to and expressly conditioned on your execution and non-revocation of a “Separation Agreement” (as described below), you will be eligible to receive (i) continuation of your then Base Salary for an equal number of months that you have been employed by the company up to a maximum of six (6) months from and after the date of termination (the “Separation Date”), beginning on the payroll date next following your Separation from Service (as defined below), payable in accordance with the Company’s normal payroll practices and subject to all applicable withholdings and deductions (the “Separation Pay”), and (ii) to the extent you are participating in the Company’s group health insurance plan on your Separation Date, and you comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to benefits continuation including, without limitation, by making a valid COBRA election, the Company will pay a portion of your COBRA premiums equal to the Company contribution to the group health insurance plan for similarly situated active employees of the Company, for an equal number of months that you have been employed by the company up to a maximum of six (6) months immediately following the Separation Date (the “Separation Benefits”). In the event that you are eligible to receive Separation Benefits as provided herein, you shall be responsible for paying the portion of COBRA premiums that active Company employees pay for health insurance, and your premium payment obligations shall be deducted from your Separation Pay to the same extent that such deductions are made for persons then-currently employed by the Company.

B. Conditions on Receipt of Separation Pay and Benefits. Your eligibility to receive the Separation Pay and Separation Benefits (as described above), is expressly conditioned on and subject to the following: (i) you must return all Company property in your possession on or prior to the Separation Date; (ii) you must comply with and adhere to the post-termination obligations described in the Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement (the “Confidentiality Agreement”); and (iii) you must timely execute, without revocation, a separation agreement in a form that is acceptable to the Company, which will include, at a minimum, (a) a complete release of claims against the Company and its affiliated entities, and its and their officers, executives, directors, employees, agents, and representatives, and (b) non-disparagement and confidentiality obligations (the “Separation Agreement”). If an executed Separation Agreement is not received by the Company from you within fifty-two (52) days following the date of your Separation from Service as described above, you shall irrevocably forfeit all benefits described in paragraph 5A above.

C. Definition of “Cause”. For purposes of this letter, and more specifically, for purposes of your eligibility to receive Separation Pay and Separation Benefits (as described above), “Cause” shall be defined as follows: (i) your failure, refusal or neglect to perform and discharge your job duties and responsibilities; (ii) your conviction of, or plea of nolo contendere to, any act that constitutes a felony under the laws of the Commonwealth of Massachusetts (or, if applicable, the laws of the state in which such act was committed); (iii) your commission of an act of fraud or embezzlement against the Company; (iv) your breach of your fiduciary duties to the Company; (v) your act or omission that materially harms the Company or its interests; (vi) your breach of any provision of the Confidentiality Agreement, or any other written agreement between you and the Company; (vii) your failure to timely execute the Confidentiality Agreement; and/or (viii) any definition given to the term “cause” under the common law of the Commonwealth of Massachusetts.

6. Confidentiality Agreement. In consideration for the Company’s obligations described herein, specifically its promise to provide you with Separation Pay and Separation Benefits upon the Company’s termination of your employment without “Cause,” you must execute the enclosed Confidentiality Agreement and return it to me along with the signed copy of this letter. If you do not execute the Confidentiality Agreement and return it to me as indicated in the immediately preceding sentence, the terms described in paragraph 5 of this letter will be null and void, and shall have no force or effect, and the Company shall be under no obligation to provide you with any Separation Pay or Separation Benefits irrespective of the reasons for the termination of your employment.

7. At-Will Employment. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment, nor will it be deemed or interpreted to constitute an employment contract or a contract for a specific term of employment. Your employment with the Company is and will be on an “at-will” basis, meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.

8. Prior Contracts / Restrictions: The Company also requires that you represent that you are not currently bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me on or before March 9, 2010.

We look forward to working with you and having you on the InfraReDx Team. We believe that your experience and talents will move the Company closer to its goal of preventing the death and disability caused by coronary artery disease.

Sincerely,

/s/ Amy K. Crawford

Amy K. Crawford
Director of Human Resources

I accept the foregoing offer of employment and acknowledge and agree that this Agreement constitutes the entire agreement with respect to my at-will employment by the Company and supercedes any and all prior understandings, promises or agreements, whether written or oral, express or implied.

/s/ Grant H. Frazier	3/8/2010
Grant H. Frazier	Date